Exhibit 99.1
Contacts:
Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com
HYPERCOM CORPORATION ANNOUNCES THIRD
QUARTER FINANCIAL RESULTS
PHOENIX, November 2, 2006-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months ended September 30, 2006.
Revenue for the third quarter was $56.7 million, a decrease of $9.9 million or 14.8% compared to $66.5 million of revenue in the same quarter of 2005, and down $9.5 million or 14.3% compared to second quarter 2006. The decrease in revenue is primarily due to a decline in multi-lane product revenue. Multi-lane product revenue was $7.4 million lower than the same quarter of the prior year and $10.6 million lower for the nine months ended September 30, 2006 compared to the same period of the prior year. The Company is in the process of transitioning its multi-lane product sales from a direct sales model to an indirect model in order to gain broader distribution and marketing of its multi-lane products. The Company focused the majority of its attention during the third quarter certifying, training, transitioning sales accounts, and providing collateral selling support to its indirect selling partners. The Company has begun to receive sales orders from its indirect selling partners and anticipates a gradual recovery of multi-lane revenues over the next several quarters. Two other areas affected revenue performance. The Company had a $4.2 million revenue shortfall in the EMEA region due to lower than expected sales. Additionally, two significant POS terminal contracts in Brazil totaling $3.1 million of revenue, expected to be signed during the third quarter, were not signed until the fourth quarter of 2006.
Third quarter gross profit was $18.9 million, or 33.4% of revenue. Comparatively, third quarter 2005 gross profit was $25.5 million, or 38.3% of revenue, and second quarter 2006 gross profit was $27.4 million, or 41.4% of revenue. Third quarter 2006 gross profit dollars and percentage were adversely impacted by reduced revenue and further impacted by a $0.7 million charge related to the recording of a payroll tax liability in China. The payroll tax liability is primarily associated with former employees and is not expected to have any significant impact on future financial results.
Operating expenses for the third quarter were $18.7 million, a decrease of $2.7 million compared to $21.4 million in the same quarter of 2005, and a decrease of $4.3 million compared to second quarter 2006 operating expenses of $23.0 million. Third quarter 2006 operating expenses include a charge of $1.8 million for non-cash stock based compensation compared to $0.2 million in the same quarter of the prior year and $1.9 million in the second quarter of 2006. Operating expenses in the current quarter also include the benefit of a one-time $3.0 million gain on the sale of real property in Hong Kong. Lower third quarter operating expenses reflect management’s continuing cost reduction initiatives, as well as lower revenue-related variable expenses.

Third quarter 2006 net income from continuing operations was $0.5 million or $0.01 per share compared to $2.8 million or $0.05 per share in the same quarter of 2005.
For the nine months ended September 30, 2006, the Company had net income from continuing operations of $7.5 million or $0.14 per share compared to a net loss from continuing operations of $27.0 million or -$0.51 per share in the same period of 2005. The prior year’s net loss from continuing operations included $21.1 million of restructuring charges associated with management’s 2005 comprehensive business review.
Hypercom has recently announced several new marketing initiatives including:
•	MasterCard: The Optimum T4100 is the first card payment terminal to gain certification under MasterCard Worldwide’s new Payment Terminal Security Program for IP-based transactions.

•	Total Merchant Services: One of the nation’s fastest growing independent sales organizations has agreed to purchase 20,000 Optimum T4100’s and selected Hypercom as its preferred provider of card payment terminals.

•	United Bank Card: One of the nation’s largest and fastest growing payment processors with over 50,000 merchants, Class A certified the Optimum T4100 multi-application, IP enabled payment terminal and is immediately initiating sales and support for this payment device.

•	El Corte Ingles: One of the largest retailers in Europe, including over 300 department stores, hypermarkets, supermarkets, and smaller convenience stores, has selected Hypercom as its preferred provider of card payment PIN entry devices including the Optimum P2100 PIN pad.

•	Aon Warranty Group (a unit of Aon Corporation): Hypercom has entered into a multi-year agreement with Aon Warranty Group to provide extended warranty services for select Hypercom payment terminals, enabling Hypercom customers to extend their warranty coverage to five years. Aon Warranty Group will be providing underwriting, consulting, and claims administration services for U.S. retailers using Hypercom’s Optimum multi-lane payment products, with Hypercom selected to provide the actual product maintenance services.

Looking Forward
The Company expects fourth quarter 2006 revenue to be in the low-to-mid $60 million range. The Company is projecting twelve month 2007 revenue to grow between 9% and 12% over full year 2006 revenues.

Third Quarter Earnings Call
Hypercom has scheduled its conference call to discuss third quarter 2006 financial results for Thursday, November 2, 2006. The call will be held at 8:30 a.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 888-550-9982 for North American callers and +1-210-839-8578 for international callers. For access to this call, participants will be required to identify the call host, Scott Tsujita, and the access code, “Results.”
A replay of the conference call will be available approximately one hour after the conclusion of the live call and will remain available until Thursday, November 30, 2006. The replay number for North America is 866-395-7239. The number for international callers is +1-203-369-0487. No access code is required.
The conference call will be simultaneously audio web cast at Hypercom’s website, www.hypercom.com and will also be available for replay approximately one hour after the call has concluded, in the investor relations section under ‘audio archive.’ It will remain on the site until the next earnings release.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, gains or losses from discontinued operations, the timing, performance and market acceptance of new products, and the development and success of broader distribution channels. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions and strategic investments and successfully integrate them into our business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended September 30, 2006 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
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Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2006	2005	2006	2005

Net revenue:
Product and other	$46,928	$57,156	$154,952	$153,663
Services	9,741	9,391	28,830	23,471

Total net revenue	56,669	66,547	183,782	177,134

Costs of revenue:
Product and other	30,411	34,881	93,043	109,395
Services	7,335	6,187	20,903	17,990

Total costs of revenue	37,746	41,068	113,946	127,385

Gross profit	18,923	25,479	69,836	49,749

Operating expenses:
Research and development	7,049	6,296	19,547	21,146
Selling, general and administrative	14,600	15,086	45,696	52,914
Gain on sale of real property in Hong Kong	(2,958)	—	(2,958)	—

Total operating expenses	18,691	21,382	62,285	74,060

Income (loss) from continuing operations	232	4,097	7,551	(24,311)
Interest income	1,236	611	3,566	1,805
Interest expense	(413)	(221)	(1,050)	(604)
Foreign currency loss	(104)	(187)	(637)	(896)
Other expense	(23)	(88)	(31)	(147)

Income (loss) before income taxes and discontinued operations	928	4,212	9,399	(24,153)
Provision for income taxes	(456)	(1,367)	(1,928)	(2,798)

Income (loss) before discontinued operations	472	2,845	7,471	(26,951)
Income (loss) from discontinued operations	(126)	656	2,241	4,156

Net income (loss)	$346	$3,501	$9,712	$(22,795)

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$0.01	$0.05	$0.14	$(0.51)
Income (loss) from discontinued operations	—	0.02	0.04	0.08

Basic and diluted income (loss) per share	$0.01	$0.07	$0.18	$(0.43)

Weighted average common shares:
Basic	53,524,064	52,496,333	53,247,041	52,412,285

Diluted	54,161,546	53,632,008	54,066,308	52,412,285

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Amounts in thousands)	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,944	$35,940
Restricted cash	189	—
Short-term investments	53,010	57,951
Accounts receivable, net	55,372	48,852
Inventories	49,616	39,414
Prepaid expenses and other current assets	8,314	8,946
Deferred tax assets	598	122
Assets of discontinued operations held for sale	—	12,613

Total current assets	212,043	203,838
Property, plant and equipment, net	26,108	27,746
Intangible assets, net	3,026	3,503
Other long-term assets	4,044	3,827

Total assets	$245,221	$238,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,103	$17,721
Accrued payroll and related expenses	7,953	8,460
Accrued sales and other taxes	9,573	9,479
Product warranty liabilities	3,467	5,534
Accrued other liabilities	10,175	6,837
Deferred revenue	2,241	2,762
Income taxes payable	2,851	1,651
Liabilities of discontinued operations	343	—
Current portion of long-term debt	9	8,355

Total current liabilities	60,715	60,799
Long-term debt	14	22
Deferred tax liabilities, net	776	341
Other long-term liabilities	3,709	6,978

Total liabilities	65,214	68,140
Stockholders’ equity	180,007	170,774

Total liabilities and stockholders’ equity	$245,221	$238,914

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2006	2005	2006	2005

Cash flows from continuing operations:
Income (loss) from continuing operations	$472	$2,844	$7,471	$(26,951)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	1,845	1,905	5,682	5,473
Amortization of deferred financing costs	—	4	4	11
Amortization of discounts on short-term investments	(304)	(291)	(990)	(767)
Provision for bad debts	146	111	615	1,440
Write-down of excess and obsolete inventory	660	352	1,630	11,083
Provision (benefit) for warranty and other product charges	591	573	(89)	7,666
Deferred income taxes	(80)	—	(43)	—
Noncash share-based compensation	1,810	211	4,689	485
Foreign currency gain	(179)	(360)	(660)	(287)
Gain on sale of real property in Hong Kong	(2,958)	—	(2,958)	—
Other non-cash	(72)	1,494	264	1,974
Changes in operating assets and liabilities, net	(6,670)	(7,998)	(15,524)	(7,008)

Net cash provided by (used in) operating activities	(4,739)	(1,155)	91	(6,881)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,425)	(1,018)	(5,198)	(3,583)
Proceeds from the sale of real property in Hong Kong	4,671	—	5,190	—
Software and other development costs capitalized	(286)	—	(787)	(558)
Net increase in restricted cash	(56)	—	(189)	—
Proceeds from the sale or maturity of short-term investments	98,600	69,525	234,275	163,518
Purchase of short-term investments	(75,695)	(52,221)	(228,344)	(136,242)

Net cash provided by investing activities	25,809	16,286	4,947	23,135

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(23)	(90)	(8,353)	(337)
Proceeds from issuance of common stock	1,999	2,136	6,393	4,883
Purchase of treasury stock	(10,069)	(6,467)	(10,740)	(8,941)

Net cash used in financing activities	(8,093)	(4,421)	(12,700)	(4,395)

Effect of exchange rate changes on cash	41	38	337	(110)

Net increase (decrease) in cash flows from continuing operations	13,018	10,748	(7,325)	11,749
Net cash provided by (used in) operating activities — discontinued operations	(405)	3,445	4,192	11,886
Net cash provided by investing activities — discontinued operations	—	—	12,137	—
Cash and cash equivalents, beginning of period	32,331	32,887	35,940	23,445

Cash and cash equivalents, end of period	$44,944	$47,080	$44,944	$47,080